Exhibit 10.28

January 8, 2004

Joanne Rohde

2215 N. Lakewood Avenue

Chicago, IL 60614

Dear Joanne:

We are pleased to offer you the position of Executive Vice President, Worldwide Operations at Red Hat, Inc. (“Red Hat” or the “Company”). Your start date is scheduled for March 1, 2004 and you will report to Matthew Szulik, CEO. Anticipating the extensive travel required initially in this role, and your personal concerns around relocating your family, you will not be required to relocate immediately to the Raleigh area, but may work out of your home and commute to our Raleigh based headquarters and other Red Hat locations as the Company and the job necessitates. Of course, we believe your effectiveness will be enhanced and your long term career interests best served by being based out of our corporate Headquarters, so our offer encourages a timely relocation.

Compensation and Benefits

Your initial salary will be $250,000.00 on an annualized basis, to be paid in accordance with the customary pay procedures established by the Company as modified from time to time. Currently, salaries are paid twice per month. In addition, you will be eligible to participate in Red Hat’s Variable Compensation Plan with a target annualized bonus of $200,000 (currently structured to be payable, if earned, on a quarterly basis). To facilitate your relocation, the Company will guarantee 50% of your target bonus for as many as four quarters of the fiscal year 2005 - this guarantee beginning with the quarter in which you relocate, as evidenced by purchasing a home here, selling your home in Chicago, or otherwise indicating a permanent commitment to the Raleigh- Durham area. You may also expect the company to arrange for movement of your household goods to the area as well as a lump sum payment of $25,000, less withholdings, to assist you in the relocation. You are also entitled to the Company’s other regular benefit plans. Red Hat currently offers the following benefits:

•	Comprehensive major medical/dental/vision insurance plan

•	Flexible benefits plan for payment of medical and/or dependent care expenses

•	Life Insurance

•	401k with Company match

•	Short and Long Term Disability

•	Employee Stock Purchase Plan

•	Educational Reimbursement

You will be eligible to participate in these and other benefit programs subject to the terms and conditions established by the Company from time to time. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you. The Company has the right to change, modify or terminate any existing benefits or your salary at any time.

In addition, and subject to the approval of the Company’s Board of Directors, the Company will grant you a total of 700,000 stock options, pursuant to the terms and conditions of the Company’s 1999 Stock Option Plan, as amended, (the “Plan”). You will be granted 350,000 stock options on first grant date (after start date in this role) with Red Hat. The exercise price shall be the fair market value of the shares at the time of grant by the Board of Directors. The remaining 350,000 will be granted 35,000 per month on the one month anniversary of the original grant until the full 700,000 is granted or on another such pre-agreed schedule of your choosing. Red Hat must be informed, in writing, of any alternate schedule no later than March 1, 2004. The schedule cannot be changed after this date. The exercise price of these later grants shall be the fair market value of the shares at the time of grant by the Board of Directors . All options will be issued on the next grant date in accordance with our stock option plan.

You also become first eligible for an “annual” grant starting in the year 2005. Such “annual” grants are typically granted in July of each year, but may vary according to the discretion of the Board of Directors. Under current granting guidelines, which are subject to review and change by the Board of Directors, you could expect to receive an annual grant of 140,000 options. Of course, your individual performance may impact the size of this grant.

Subject to approval of the Company’s Board of Directors, in the event of a change of control of Red Hat, Inc. (where change of control is defined as a change in ownership of greater than 50% of the outstanding shares of the Corporation) and in the event that your employment is involuntarily terminated for reasons other than for cause or constructively terminated as a result of such change of control (where constructive termination is defined as the individual not being offered a position of a similar level and responsibility in the combined company as the individual held in the Corporation) then 100% of your remaining unvested options will immediately vest and be exercisable.

Terms and Conditions of Employment

By accepting this offer of employment, you warrant to Company that you are available to render services as contemplated herein. Specifically, it is a condition of this offer that you are not subject to a restrictive covenant or other prohibition that would prevent you from working in this capacity (i.e., that you have not entered into any agreements with previous employers which are in conflict with your obligations to Red Hat).

You also will be required to sign Red Hat’s Non-Competition and Employee Non-Disclosure and Developments Agreement(s) as a condition of your employment with the Company. The Agreement(s) must be signed and returned to the Company on or before February 16, 2004.

Your employment will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any or no reason.

Please sign the letter where indicated below to acknowledge your acceptance of this offer. This offer will terminate if not accepted, signed, and returned by January 30, 2004.

Joanne, we look forward to your favorable response and welcome you to the Red Hat team!

You will be an incredible addition to our Red Hat leadership team.

Sincerely,

/s/ Mary Sutton
Mary Sutton
VP, Human Capital

c.c. Matthew Szulik

Agreed to and accepted: /s/ Joanne Rohde Date: March 1, 2004